UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the
Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2005

EXIDE TECHNOLOGIES

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11263 (Commission File Number)	23-0552730 (IRS Employer Identification No.)

	Crossroads Corporate Center 3150 Brunswick Pike Suite 230 Lawrenceville, New Jersey 08648 (Address of Principal Executive Offices)	08648 (Zip Code)

Registrant’s telephone number, including area code: (609) 512-3000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

     On March 2, 2005, Exide Technologies (the “Company”) entered into an employment agreement (the “Agreement”) with Gordon A. Ulsh pursuant to which Mr. Ulsh will serve as the Company’s President and Chief Executive for the term beginning on April 2, 2005 and continuing through the second anniversary thereof. At the end of the two-year period and each anniversary thereafter, the term shall be automatically extended for one additional year unless either party provides advance written notice of non-renewal. Until the first shareholder meeting of the Company following his commencement of employment, Mr. Ulsh shall be appointed as a member of the Board of Directors of the Company (the “Board”) for no additional compensation. The Board shall thereafter nominate Mr. Ulsh for election to the Board by the Company’s shareholders.

     Pursuant to the terms of the Agreement, Mr. Ulsh will receive annual base compensation of not less than $800,000 and a target bonus of 100% of base salary, which may be greater if justified by performance against goals established by the Compensation Committee of the Board of Directors. For the 2006 fiscal year, Mr. Ulsh is guaranteed a minimum bonus of no less than $375,000, regardless of whether any performance goals are satisfied. Mr. Ulsh will also receive a bonus of $300,000 payable on his first day of employment with the Company.

     Mr. Ulsh will receive incentive compensation of 150,000 stock options at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant and 30,000 shares of restricted stock, which shall be subject to the terms and vesting schedules under the Company’s 2004 Stock Incentive Plan (the “Plan”), all of which shall be contingent upon obtaining shareholder approval of the Plan. Mr. Ulsh will also receive replacement equity compensation of 80,000 stock options at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant and 100,000 shares of restricted stock, both of which shall vest over a three-year period. Mr. Ulsh will receive, in accordance with the Company’s relocation policy, reimbursement for all reasonable expenses incurred in relocating himself and his family to Atlanta, Georgia. He will also be reimbursed if he suffers a loss of equity value on the sale of his current home.

     Severance payments for a termination of Mr. Ulsh’s employment by the Company without cause or by Mr. Ulsh for good reason include earned, but yet unpaid base salary through the date of termination, earned, but unpaid bonus for the year prior to the year in which the date of termination occurs and any earned, but unpaid vacation pay. Mr. Ulsh would also receive a pro-rata share of the bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, and a lump sum payment equal to 200% of the sum of his annual base salary and target bonus.

Mr. Ulsh shall be entitled to a “gross-up payment” if any payment is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1996, as amended.

A copy of Mr. Ulsh’s employment agreement is attached as Exhibit 10.1.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On March 3, 2005, the Company filed a press release announcing that Gordon A. Ulsh, 58, has been retained as the Company’s President and Chief Executive Officer effective April 2, 2005. Mr. Ulsh will also fill the seat on the Company’s Board of Directors that will be vacated by the departing CEO. A summary of the terms of Mr. Ulsh’s employment agreement is set forth in Item 1.01 above.

     Mr. Ulsh currently serves as Chairman, President and CEO of FleetPride, Inc., a distributor of heavy-duty truck parts. Mr. Ulsh has been employed with FleetPride since 2001. From 2000 to 2001, Mr. Ulsh served as an advisor to Ripplewood Equity Partners. In 1999, Mr. Ulsh served as President and Chief Operating Officer of Federal-Mogul Corporation.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

10.1	Employment Agreement, dated as of March 2, 2005, by and between the Company and Gordon A. Ulsh.

99.1	Press Release, dated March 3, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXIDE TECHNOLOGIES (Registrant)
Date: March 3, 2005	By:	/S/ J. TIMOTHY GARGARO
		Name:	J. Timothy Gargaro
		Title:	Executive Vice President and Chief Financial Officer